Exhibit 99.B(d)(2)(A)(v)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

FORM OF

August 20, 2008

Seamus Ray

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, MD 21202

Re:  ING Groep, N.V. – Group Fee Waiver

Dear Mr. Ray:

T. Rowe Price Associates, Inc. (“T. Rowe Price”) serves as the Portfolio Manager to the Investment Adviser, Directed Services LLC (“DSL”), which is under the control of the ING Groep (“ING”), in advising various portfolios.  The portfolios subject to this group fee waiver are: ING T. Rowe Price Diversified Mid Cap Growth Portfolio and ING T. Rowe Price Growth Equity Portfolio, each a series of ING Partners, Inc.; and ING T. Rowe Price Capital Appreciation Portfolio and ING T. Rowe Price Equity Income Portfolio, each a series of ING Investors Trust (collectively, the “Portfolios”).  The purpose of this letter is to add ING T. Rowe Price Personal Strategy Growth Portfolio, a newly established series of ING Investors Trust, to the group fee waiver.  T. Rowe Price, DSL and the Portfolios have previously entered into various sub-advisory agreements dated as follows:  ING Investors Trust – October 24, 1997, as amended; and ING Partners, Inc. – December 14, 2000, as amended (the “Sub-Advisory Agreements”).  ING’s and T. Rowe Price’s representatives and officers previously discussed and agreed to the following voluntary fee waiver with respect to the Portfolios, which will be effective beginning on August 20, 2008, for all periods thereafter.

T. Rowe Price and DSL had previously entered into a group fee waiver effective as of January 1, 2002(1) based on the combined average daily net assets of ING T. Rowe Price Capital Appreciation Portfolio (formerly, GCG Fully Managed Series), ING T. Rowe Price Equity Income Portfolio (formerly, GCG Equity Income Series) and ING T. Rowe Price Growth Equity Portfolio (formerly Portfolio Partners, Inc. T. Rowe Price Growth Equity Portfolio).  The terms of that fee waiver letter are hereby revoked and will be superseded by terms of the group fee waiver presented in this letter.

Notwithstanding anything in the Sub-Advisory Agreements to the contrary, T. Rowe Price hereby waives the compensation due it under the Sub-Advisory Agreements to the extent necessary to reduce its effective monthly sub-advisory fees for the Portfolios by the following percentages based on the combined average daily net assets of the Portfolios.

(1) The group fee waiver effective as of January 1, 2002 also included ING Life Insurance and Annuity Company (“ILIAC”) (formerly, Aetna Life Insurance and Annuity Company) as the Investment Adviser to ING T. Rowe Price Growth Equity Portfolio (the “Portfolio”).  Via a Substitution Agreement effective January 31, 2007, DSL became the Investment Adviser to the “Portfolio.”

Combined Asset Levels	Percentage Fee Waiver
Between $750 million and $1.5 billion	5% fee reduction
Between $1.5 billion and $3 billion	7.5% fee reduction
Above $3 billion	10% fee reduction

The formula for calculating the group fee waiver is explained in further detail in the attached Group Fee Waiver Exhibit.

Since this is a voluntary fee waiver, T. Rowe Price has the right to withdraw this waiver by delivery of a written notice to DSL, which withdrawal shall become effective 30 days after such delivery.  On the effective date of such withdrawal of the waiver, the fee and compensation payable to T. Rowe Price by the Portfolios shall be as set out in the applicable provisions of the Sub-Advisory Agreements.

Please acknowledge your acceptance of the terms of this fee waiver by signing below and returning a signed copy to us.

Very sincerely,

Todd Modic
Vice President
Directed Services LLC

ACCEPTED AND AGREED TO:
T. Rowe Price Associates, Inc.

By:
Name:
Title:	, Duly Authorized

FORM OF

Group Fee Waiver Exhibit

•                  The following fee discount will be applied based on the combined average daily net assets of the Portfolios:

Assets between $750 million and $1.5 billion	5.0% Fee Reduction
Assets between $1.5 billion and $3 billion	7.5% Fee Reduction
Assets above $3 billion	10.0% Fee Reduction

•                  T. Rowe Price will waive its monthly sub-advisory fees equal to an amount necessary to reduce its fees by the above percentage on the total assets of the Portfolios it manages as sub-adviser.  The formula for calculating the group fee waiver is as follows:

I.                 Calculation of Original Portfolios Sub-Advisory Fee

ING T. Rowe Price Capital Appreciation Portfolio (calculated monthly) +

ING T. Rowe Price Equity Income Portfolio (calculated monthly) +

ING T. Rowe Price Personal Strategy Growth Portfolio (calculated monthly) +

ING T. Rowe Price Diversified Mid Cap Growth Portfolio +

ING T. Rowe Price Growth Equity Portfolio (calculated monthly)

= Total Sub-Advisory Fee

II.             Calculation of Portfolio Effective Fee

Total Sub-Advisory Fee
	=	Effective Fee
Average Daily Balance

III.  Discount Calculation:

Effective Fee x $750 million x 5% +

Effective Fee x $1.5 billion x 7.5% +

Effective Fee x Current Average Daily Balance - $3 billion x 10%

= Total Fee Discount to be applied to Original Sub-Advisory Fee